Exhibit 4.9

May 25, 2010

Millar Western Forest Products Ltd.

16640 – 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Mac Millar, President & CEO
Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

We refer to the facility letter dated December 29, 2006 (the “Initial Facility Letter”), the first supplemental facility letter dated September 12, 2007 (the “First Supplemental Facility Letter”), the second supplemental facility letter dated March 26, 2008 (the “Second Supplemental Facility Letter”), the third supplemental facility letter dated April 22, 2008 (the “Third Supplemental Facility Letter”) and the fourth supplemental facility letter dated August 13, 2009 (the “Fourth Supplemental Facility Letter” and together with the Initial Facility Letter, the First Supplemental Facility, the Second Supplemental Facility and the Third Supplemental Facility Letter, the “Existing Facility Letters”) issued by HSBC Bank Canada (the “Bank”) to Millar Western Forest Products Ltd. (the “Borrower”) and confirm the renewal of the Loans on the terms and conditions set forth in the Existing Facility Letters, subject to the following amendments, and which amendments shall become effective on the date of acceptance of this fifth supplemental facility letter:

1.	REPAYMENT:

Section 7.1.2 (the Maturity Date) of the Initial Facility Letter, as amended, is hereby further amended by deleting “May 31,2011” and replacing it with “May 31,2012”.

2.	FEES:

In addition to the fees payable by the Borrower under the Existing Facility Letters, the Borrower shall also pay to the Bank the sum of Cdn.$100,000 as a non-refundable set-up and application fee in respect of the renewal and extension of the Loans set forth in this fifth supplemental facility letter which shall be deemed to be earned upon issuance, and payable upon acceptance of this fifth supplemental facility letter.

HSBC Bank Canada

Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, BC. V6C 3G1

Tel: (604) 685-1000    Fax: (604) 641-1808

3.	CONDITIONS PRECEDENT:

It shall be a condition precedent to the renewal of the Loans that the Bank shall have received in form and substance satisfactory to the Bank and its solicitors:

3.1.	this fifth supplemental facility letter executed by the Borrower; and

3.2.	confirmation that the Borrower is in compliance with the terms and conditions of the Existing Facility Letters, as amended by this fifth supplemental facility letter.

4.	LAPSE AND CANCELLATION:

This fifth supplemental facility letter shall lapse and all obligations of the Bank hereunder and in respect of renewal of the Loans shall cease, all at the option of the Bank, if in the opinion of the Bank there exists a material adverse change in the financial conditions of the Borrower.

5.	COUNTERPARTS:

This fifth supplemental facility letter may be executed in one or more counterparts, by telecopier or otherwise, all of which taken together shall constitute one and the same original fifth supplemental facility letter.

6.	APPLICATION OF FIFTH SUPPLEMENTAL FACILITY LETTER

The terms and conditions set forth in this fifth supplemental facility letter shall become in force and effect upon satisfaction of the conditions precedent set forth in Section 3 above.

Unless otherwise defined herein, all the words capitalized in this fifth supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letters.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this fifth supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this fifth supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this fifth supplemental facility letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

Without limiting any of the foregoing, the Borrower acknowledges and agrees that there shall not, by virtue of any amendments to the Existing Facility Letters or the Loans effected hereby, be deemed to have been any refinancing, repayment, extinguishment or novation of any indebtedness, obligation or liability of the Borrower existing at the date of the issuance of this fifth supplemental facility letter.

Kindly acknowledge and confirm your agreement to and acceptance of the foregoing terms and conditions by returning the enclosed duplicate copy of this letter executed by the Borrower by not later than June 4, 2010.

Yours very truly,
HSBC BANK CANADA

By:	/s/ Cory M. Bailey	By:	/s/ Paul Irving
	Cory M. Bailey,		Paul Irving,
	Assistant Vice President Commercial Banking		Vice President Commercial Banking

— — — — — — —

AGREED TO AND ACCEPTED THIS 28 DAY OF MAY, 2010.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson